Exhibit 10.4

AMENDED AND RESTATED
AGREEMENT
for the
OPERATION
of the
JIM BRIDGER PROJECT
between
IDAHO POWER COMPANY
and
PACIFICORP

INDEX

Part I

1.	RECITALS	1
2.	AGREEMENT	2
3.	DEFINITIONS	2
4.	OPERATION OF PROJECT	5
5.	EXPENSE OF OPERATION, MAINTENANCE, REPAIRS AND REPLACEMENTS	5
6.	PAYMENT OF OPERATING EXPENSES	8
7.	OPERATING EXPENSE DISTRIBUTION FOR ADDITIONAL UNITS, OTHER USES, OR FOR STORAGE OPERATIONS	9
8.	COAL TRAIN	10
9.	WATER RIGHTS	11
10.	OPERATION AND SCHEDULING	12
11.	RECORDS	14
12.	SCHEDULING OF OUTAGES	14
13.	[DELETED]	15
14.	CAPITAL ADDITIONS	15
15.	DISPOSAL OF WASTE OR SURPLUS COMMODITIES, MATERIALS, EQUIPMENT AND OTHER PERSONAL PROPERTY	16
16.	INSURANCE	16
17.	OBSERVATION	17
18.	LICENSES AND PERMITS	17

i

INDEX

Part II

1.	LIABILITIES	18
2.	DEFAULTS	18
3.	UNCONTROLLABLE FORCES	18
4.	TRANSFER AND ASSIGNMENTS: SECURED INTERESTS	19
5.	COVENANTS RUNNING WITH THE LAND	20
6.	OBLIGATIONS ARE SEVERAL	21
7.	SUCCESSORS AND ASSIGNS	21
8.	ARBITRATION	21
9.	APPLICABLE LAWS AND REGULATIONS	22
10.	NOTICES	22
11.	ADDITIONAL DOCUMENTS	23
12.	EFFECTIVENESS OF THIS AGREEMENT	23
13.	ENTIRE AGREEMENT	23

ii

Exhibits

A.	AMENDMENT TO AGREEMENTS FOR THE OPERATION AND OWNERSHIP OF THE JIM BRIDGER PROJECT	A-1
B.	O&M AGREEMENT	B-1
	ATTACHMENT A TO EXHIBIT B	B-4
	ATTACHMENT B TO EXHIBIT B	B-7
C.	LETTER AGREEMENT	C-1
D.	SUMMARY OF OVERHEAD COSTS	D-1
E.	USE-OF-FACILITIES AGREEMENT (JIM BRIDGER PUMP SUBSTATION WHEELING AGREEMENT)	E-1
E.	JOINT OWNERSHIP FINANCIAL CONTROL PROCEDURES	F-1

iii

AGREEMENT FOR THE OPERATION OF THE JIM BRIDGER PROJECT
AGREEMENT, dated as of December 11, 2014, between IDAHO POWER COMPANY (Idaho), an Idaho corporation, and PACIFICORP (formerly PACIFIC POWER & LIGHT COMPANY (PacifiCorp), an Oregon corporation, hereinafter collectively referred to as "parties",
WITNESSETH:
PART I
1.    RECITALS: This Agreement is made with reference to the following facts, among others:
1.1    Idaho is engaged in the generation, transmission and distribution of electric power and energy as an electric utility in southern Idaho, eastern Oregon and northern Nevada.
1.2    PacifiCorp is engaged in the generation, transmission and distribution of electric power and energy as an electric utility in Oregon, northern California, Idaho, Montana, Washington and Wyoming.
1.3    Idaho and PacifiCorp are both members of the Western Systems Coordinating Council, which comprises operating utilities in thirteen western states and part of British Columbia, all of whose systems are interconnected.
1.4    Both PacifiCorp and Idaho have connections with the above described interconnected systems at several points.
1.5    PacifiCorp has acquired from the Union Pacific Railroad Company, the United States Government and the State of Wyoming certain leases covering coal deposits in Sweetwater County, Wyoming, and has acquired certain rights to stored water in Fontenelle

Reservoir on the Green River in Wyoming, and has filed for additional natural flow rights in said stream.
1.6    PacifiCorp and Idaho are desirous of jointly building a project consisting of a coal-fired steam electric generating project, which project will be known as the "Jim Bridger Project" near the lands covered by said Coal Leases, using the coal therein and the water rights described in Section 1.5, the generation from which will be conducted to the transmission systems of and be distributed by said companies.
1.7    On September 22, 1969, the parties executed a letter of intent which set forth the considerations for, and the general scope of an agreement or agreements to be entered into with respect to their participation in the ownership and production from three 500 megawatt steam electric generating units to be built in southwestern Wyoming.
1.8    This Agreement is executed for the purpose of establishing the respective obligations of Idaho and PacifiCorp with respect to the operation of the Project.
1.9    All references herein to sections are to sections of Part I unless otherwise specified.
2.    AGREEMENT:
2.1    The parties, for and in consideration of the mutual covenants to be by them kept and performed, agree with respect to the operation of the Project as set forth in this Agreement.
3.    DEFINITIONS:
The following terms, when used herein, shall have the meaning specified:
3.1    Project: The Jim Bridger Project, located in Sweetwater County, Wyoming, a 2,000 megawatt coal-fired electric power plant, which will consist generally of four units, each of approximately 500 megawatts, each with turbine generator, coal-fired steam generator, condenser, pumps, motors, feedwater heaters, cooling water systems, protection and control systems, coal pulverizing systems, air pollution control systems and main and auxiliary power systems; and such facilities common to the four units, as coal receiving and stocking systems, a unit coal train, water treating systems, ash handling and disposal systems, roads, utilities systems and other site developments, offices, warehouses and machine shops, and all other appurtenances and structures required for the efficient and reliable operation of a modern steam electric power plant; the Water Supply System; the switchyard; all real property and property rights, including access easements and appurtenances; acquired for or in connection with the Project or used in the operation and maintenance thereof.
3.2    Unit: A complete 500 megawatt generating plant, including boiler, turbine generator, that part of coal preparation and supply, and all attachments and accessories and controls, readily identified with and solely associated with the Unit.
3.3    Common Facilities: All facilities, other than the facilities included in each Unit, which will serve and be required in connection with the operation and maintenance of more than one unit, including, without limitation, Water Supply System, the switchyard other than the 345 kv facilities included in a unit, access roads, railroads, a unit coal train, coal receiving and stocking systems, engineering and legal fees and expenses, easements and all lands or interest in land included in the Project.
3.4    Coal Leases: The coal lease by Union Pacific Railroad Company to PacifiCorp dated June 1, 1969, the Federal lease No. W-0313558 dated January 1, 1968, the Federal leases Nos. W-2727 and W-2728 dated October 1, 1969, and the State of Wyoming lease No. 0-26745 dated January 2, 1965.

3.5    Water Rights: Rights obtained by PacifiCorp from the State of Wyoming by contract dated November 20, 1969, for 35,000 acre feet stored water in Fontenelle Reservoir, of which 25,000 acre feet is referred to as "senior priority" water and 10,000 acre feet is referred to as "junior priority" water and other rights obtained by PacifiCorp or applied for by the parties to store water and to divert and use waters of the Green River.
3.6    Water Supply System: The river diversion facilities, pumping station, control valves, conduits, structures, pipeline, associated land and land rights and other related common facilities used to convey water from the Green River to the Jim Bridger Project and to supply the water for said Project.
3.7    [DELETED]
3.8    Completion: Date when the parties determine that a Unit is ready for continuous commercial operation.
3.9    Project Agreements:
(a)Agreement for the Ownership of the Jim Bridger Project ("Ownership Agreement").
(b)Agreement for the Construction of the Jim Bridger Project ("Construction Agreement").
(c)Agreement for the Operation of the Jim Bridger Project ("Operation Agreement").
The three said agreements constitute the Project Agreements and shall be construed together.
3.10    Operator: The Operator shall be PacifiCorp.

3.11    Operating Expenses: The Operating Expenses shall be those expenses set forth in
Section 5.
4.    OPERATION OF PROJECT:
4.1    PacifiCorp shall be the Operator of the Project on behalf of and for the account of both parties subject to the terms, conditions and covenants contained in this Agreement.
4.2    PacifiCorp covenants that it will operate and maintain the Project at the lowest reasonable cost and in a prudent and skillful manner in accord both with the standards prevailing in the utility industry for projects of a similar size and nature and with applicable laws and final orders or regulations of regulatory or other agencies having jurisdiction. It is recognized that the Operator must have the latitude necessary to operate and maintain the Project accordingly.
4.3    All persons employed in the operation and maintenance of the Project, other than employees of independent contractors, shall be PacifiCorp employees and shall not be considered to be employees or agents of Idaho.
4.4    Operator shall pay promptly all sums due employees or due any governmental or other agency on their behalf and shall not permit any labor claims to become a lien against the Project other than claims that are being contested in good faith.

5.    EXPENSE OF OPERATION, MAINTENANCE, REPAIRS AND REPLACEMENTS:
5.1    Costs of repairs and replacements, operating and maintenance expenses, administrative, accounting and general expenses, incurred by the Operator for operation and maintenance of the Project, are "Operating Expenses" and include, but are not limited to:
(a)    The cost of all services performed by the Operator directly applicable to Project operation and maintenance.

(b)    Payroll of direct Project employees, and of other Operator's employees on an actual time basis (excluding officers and principal department heads), including related employee benefit costs such as Social Security taxes, unemployment insurance expense, group life insurance, group hospitalization and medical insurance, pension funding expense, workmen's compensation, long-term disability and other insurance and paid leave.
(c)    Materials and supplies including related purchasing and handling costs.
(d)    Costs of coal.
(e)    Traveling expense including use of Company transportation equipment.
(f)    Any purchased power costs.
(g)    All federal, state or local taxes imposed upon the Project and payments in lieu of taxes, (but excluding state and federal net income taxes levied upon income derived by the parties during said period), except any tax assessed directly against an individual party unless such tax was assessed to the individual party in behalf of the other party.
(h)    Other miscellaneous costs.
(i)    Administrative, accounting and general expense in an amount equal to a percentage of the total expenses detailed in Section 5.1(a) through 5.1(h). The applicable percentage shall be established annually on the basis of a ratio, the numerator of which is the Operator's administrative and accounting department salaries and expenses and the denominator of which is the Operator's utility direct expenses to which such administration and accounting applies.
(j)    Miscellaneous receipts.

(k)    [DELETED]
5.2    [DELETED]
5.3    The Operator shall account for all Operating Expenses and for any receipts in accordance with the Uniform System of Accounts prescribed for electric utilities by the Federal Power Commission, or its successor commission, or if there be none, by an appropriate regulatory agency.
5.4    On or before October 1 of each year, PacifiCorp shall submit to Idaho a budget of its estimate of Operating Expenses by calendar months for the calendar year beginning January 1 next following, as set out in the Joint Ownership Financial Control Procedures, as updated from time to time. Such budget shall be subject to approval by Idaho, which approval shall not unreasonably be withheld. If such approval is not given by November 1 in any such year, the parties shall agree upon a revised budget not later than December 1 of such year. Each budget shall include such items of expenditures for replacement and repair of Project facilities as are normal to projects of a similar character and shall provide an adequate contingency item for emergency repairs and replacements. PacifiCorp will also provide Monthly Reports, as set out in the Joint Ownership Financial Control Procedures. PacifiCorp will submit any budget revisions which changes the budget by 10% or more during any calendar year which Idaho shall promptly consider and which shall similarly be subject to approval by Idaho. Additional notifications and approvals shall follow the terms of the Joint Ownership Financial Control Procedures.
5.5    Idaho recognizes that it will be necessary for continued operation of the Project, or to maintain the Project in operable condition, that PacifiCorp be in a position to meet commitments for payroll, repairs and replacements, materials and supplies, services and other expenses of a continuing nature in order that it may fulfill its obligations to Idaho as Operator under this Agreement. Accordingly, notwithstanding the foregoing provisions of Section 5.4, PacifiCorp may make all expenditures in the normal course of business, or in an emergency, as necessary for the proper and safe operation and maintenance of the Project, and Idaho will advance to or reimburse its percentage share of such expenditures to PacifiCorp as hereinafter provided.
6.    PAYMENT OF OPERATING EXPENSES:
6.1    To the extent not set forth in the Annual Budget, the Operator will provide, not later than the first of each month, a schedule by days of payments to be made of Operating Expenses in such month. The Operator may, during a month, notify the parties of additional dates or additional amounts, if unanticipated obligations are incurred. Each party will deposit in a special Operating Expense account, designated by the Operator, not less than twenty-four hours in advance of each such date such party's respective portion of such payment determined on the following basis:
(a)    Except as provided in Section 6.1(c), each party will pay its percentage share as set forth in Section 10.2 of Operating Expenses; and
(b)    [DELETED]
(c)    A party's share of the specific Operating Expenses listed in this Section 6.1(c) shall be determined as provided in this Section 6.1(c).
(i)Expenses on account of water rights and storage rights shall be distributed as provided in Section 9.
(ii)[DELETED]
(iii)[DELETED]

6.2    For use as minimum working capital, Idaho will deposit in the Operating Expense Account the sum of $10,000 on the completion of Unit No. 1, and PacifiCorp will deposit in such fund the sum of $10,000 on the completion of Unit No. 2 and $10,000 on the completion of Unit No. 3. If the balance in the Operating Expense Account is at any time depleted below the amount then required to have been deposited, the parties shall immediately restore such balance in proportion to their then obligation to have made such deposit.
6.3    Funds deposited in the Operating Expense Account shall be used by the Operator solely for payment of Operating Expenses.
6.4    On or before the 26th day of each month, the Operator shall render to the parties a statement classified by accounts in accordance with Section 5.3 showing for the preceding calendar month all Operating Expenses incurred by the Operator during such preceding month. Any variance between such statement of actual Operating Expenses and the amounts deposited by the parties in the previous month, including the parties' respective portions of such Operating Expense. shall be added to or deducted from the respective parties' obligation to deposit in the month or months succeeding the issuance of the statement.
6.5    [DELETED]

7.    OPERATING EXPENSE DISTRIBUTION FOR ADDITIONAL UNITS, OTHER USES, OR FOR STORAGE OPERATIONS:
7.1    [DELETED]
7.2    As used in the Project Agreements, the stockpile refers to the minimum quantity of coal the parties agree should be maintained in storage in addition to amounts to be used in normal operations. A party may at any time use coal from the stockpile but not in excess of its percentage share of the quantity so determined. Subject to applicable regulations, a party may determine that it requires a lesser quantity of coal in the stockpile related to its percentage share than the other party, in which case such party may not use more coal from the stockpile than such lesser quantity.
8.    COAL TRAIN:
8.1    The parties will acquire a unit coal train for the primary purpose of supplying coal to the Project. The purchase cost or lease payment for the unit coal train will be paid by the parties according to their respective percentage shares in the Project, pursuant to Section 14 hereof. Each party will be entitled to use the unit coal train for its own service up to its percentage share in the Project or any unused capacity when the other party does not require use of its full capacity in the unit coal train. Weekly and monthly unit coal train schedules will be furnished to both parties by the Plant manager.
8.2    Each party shall pay into an Ownership Account a mutually agreeable levelized annual cost (Ownership Fee) per coal car per day (partial days shall be treated as full days) for its percentage use of the unit coal train which shall recover the purchase cost or lease payment of the unit coal train referenced in Section 8.1. Where the unit coal train is jointly or individually used by the parties, the Ownership Fee shall be prorated between the parties based upon each party's percentage of coal transported per car. The accumulated balance in the Ownership Account will be disbursed to the parties each month according to their respective percentage shares in the Project.
Maintenance expenses incurred will be accumulated on a monthly basis and billed to the parties, with such billing prorated based upon each party's percentage usage per coal car mile for the historical life of the unit train. If extraordinary maintenance expenses (i.e. generic structural defects, complete rail car rebuilds, owner responsible derailments, etc) not based upon usage of the coal cars are incurred, the parties agree to fund the extraordinary maintenance expenses, according to their respective percentage shares in the Project.
The ownership account and maintenance expenses will be recorded and administered separately from the normal operation and maintenance expenses for the Bridger Plant. As such the Ownership Account and maintenance expenses will not include any A & G or other loadings. Disbursements, billings, and statements regarding Ownership Account and maintenance expense activity will be issued on a monthly basis.
8.3    The unit coal train may be leased to either owner for use outside the project or to third parties at times and upon terms and conditions mutually agreed to by the Parties.    The lease fees assessed by the parties shall be sufficient to pay the Ownership Fee and an estimated amount for maintenance expenses as set forth in Section 8.2 plus an amount for profit. The lease fees collected shall be paid into the Ownership Account and shall be disbursed as provided in Section 8.2.
8.4    The Bridger Project plant manager will be responsible for the operation, maintenance and scheduling of the unit coal train and will provide operating reports to both parties each month.
8.5    Each coal car shall be registered with the appropriate state and federal agency(s) and be stenciled with its own ULMER registration number. All registration will be in the names of both owners and the Jim Bridger Project.
9.    WATER RIGHTS:
9.1    In addition to Idaho’s rights to 9,000 acre feet of stored water in the Fontenelle Reservoir of "senior priority" heretofore transferred by PacifiCorp to Idaho, PacifiCorp will take appropriate steps to transfer to Idaho rights to 33-1/3% of 8,000 acre feet of “junior priority” acquired by PacifiCorp by contract with the State of Wyoming dated November 20, 1969.
9.2    Idaho will pay PacifiCorp 33-1/3% of any payments made and for any costs incurred by PacifiCorp in securing such contract or payments made pursuant to such contract prior to the date of transfer less any payments heretofore made by Idaho in reimbursement of such costs.
9.3    Idaho will pay 33-1/3% of the total annual "readiness to serve" charge specified in Section D(3) of said contract until the first year an "Annual Payment" charge is required under Section D(1) of said contract. PacifiCorp will pay the balance. Idaho shall promptly reimburse PacifiCorp for Idaho’s share of such charges heretofore borne solely by PacifiCorp.
9.4    Idaho will pay 33-1/3% of the "Annual Payment" charge specified in Section D(1) of said contract. PacifiCorp will pay the balance.
9.5    Idaho will pay 33-1/3% of O.M.&R. charges made under Section E of said contract. PacifiCorp will pay the balance.
9.6    Idaho will pay 33-1/3% of the costs of acquiring rights to divert water from the Green River and for acquisition of a secondary permit and PacifiCorp will pay 66-2/3% of such cost and each party will pay any further annual charges for such water rights in the same percentages.
9.7    PacifiCorp as Operator of the Project shall schedule deliveries of water under said contract to the Project.
10.    OPERATION AND SCHEDULING:
10.1    Each party shall have a right to schedule its percentage share as set forth below of the Project capability at any time within the ability of the Project at such time to operate:

provided that the schedule of a party shall not require withdrawals from the stockpile in excess of the amount a party may withdraw under Section 7.2, other than by agreement of the parties.
10.2    The percentage share of the parties to the capability of the Project shall be Idaho 33-1/3% and PacifiCorp 66-2/3%.
10.3    Not later than 2:00 p.m. of each day, each party shall provide to the Operator through its dispatchers its estimated hourly schedule of generation from the Project for each hour of the following day. Such schedule may thereafter be changed by the party at any time. The schedule shall not be less in any hour than such party's percentage share of the minimum capability of the Project, unless the parties agree to a shutdown of the Project, or except to the extent the other party agrees to a schedule of more than its share of minimum capability so that the total of the two schedules equals the minimum capability of the Project.
10.4    Neither party shall schedule a rate of change of its share of output greater than such party's percentage of the rate of change which is within the ability of the Project to perform, except to the extent the other party schedules a rate of change such that the rate of change of the combined schedules is not greater than the ability of the Project to perform.
10.5    A party may schedule in any hour for its own system loads any unused capability in such hour of the other party in the Project. As used herein, system loads do not include economy exchange or surplus sales to other utilities, unless otherwise agreed, but do include firm sales to other utilities.
10.6    The Operator shall promptly notify each party of any change in operating limits or operating capability of the Project and, subject to Section 10.3, the parties shall thereupon make any necessary changes in their respective generation schedules (except as provided in Section 10.5) to conform their schedules to their respective percentage of such changed operating limits and capability. Idaho’s share of the Project’s output shall not be reduced because of loading on the Project’s 345/230 transformer bank if PacifiCorp’s scheduled transfers through said transformer bank exceed the transformer bank’s operational limit.
10.7    The Operator shall, subject to unscheduled outages, operate the Project as scheduled by the parties and shall hold deviations from schedule to a minimum and shall correct deviations from schedule as soon as possible under like conditions.
11.    RECORDS:
11.1    The Operator shall keep adequate records of' Project operations, including records necessary to reflect the efficiency of Project operation and maintenance programs, and to record generation of power, and shall keep other records as required by regulatory authorities. All records shall be made available for inspection by the parties as desired and copies shall be furnished the parties as desired.
12.    SCHEDULING OF OUTAGES:
12.1    Scheduled outages for major maintenance shall be as required by the manufacturers' applicable conditions of sale and delivery of the affected facilities and equipment and thereafter not less frequently than once each four-year period or as the manufacturers may advise from time to time, unless otherwise agreed by the parties. Maintenance shall be in such month and year and for such periods of time as shall be agreed by the parties.
12.2    Outages for inspection and ordinary maintenance shall be scheduled as agreed by the parties at times as shall be agreed by the parties. Any outages required for maintenance affecting the safety of the Project shall be scheduled by the Operator as required.
12.3    In the event of emergency outages, or forced outages, or reductions in project capability for any reason, the Operator shall determine a normal schedule for repair or replacement or other restoration. If either party requires an expedition of such normal schedule, the Operator shall carry out the repair with such expedited schedule to the extent feasible and the party so requesting shall bear the additional cost of so expediting the repair or replacement or other restoration.
13.    [DELETED] ]
14.    CAPITAL ADDITIONS:
14.1    At any time that either party shall determine a capital addition, improvement or betterment is required or useful (other than replacements budgeted under the maintenance and repair provisions of this Agreement), the Operator shall have prepared a cost estimate of such capital addition and, if the parties agree, proceed with construction and installation, the costs thereof to be paid one-third by Idaho and two-thirds by PacifiCorp unless otherwise agreed to at the time. The Operator shall notify the parties not less than twenty days in advance of a required payment, and the parties shall not less than twenty-four hours in advance of such date deposit such amounts in a separate account designated by the Operator; Operator shall disburse amounts from such account only for costs of such capital addition. Additionally, Parties will follow the Joint Ownership Financial Control Procedures for the provision of related budgets and reports. Proceeds from salvage, if any, shall be distributed in accordance with the percentage shares in the cost of the capital addition. The Operator shall proceed with a capital addition at the request of a party at such party's sole cost; provided that such addition does not diminish the entitlement or increase the costs of the other party. Appropriate changes shall be made in the Project Agreements.

15.    DISPOSAL OF WASTE OR SURPLUS COMMODITIES, MATERIALS, EQUIPMENT AND OTHER PERSONAL PROPERTY:
15.1    Any net cost or gain of disposal of waste products of combustion shall be included in Operating Expenses.
15.2    Any commodities, materials, equipment or other personal property which are produced from or are available from the Project and which are surplus to the then present or reasonably foreseeable future requirements of the Project may be sold or otherwise disposed of upon such terms and conditions and for such periods of time as may be agreed by the parties. The proceeds of any such sale or costs and expenses of any such disposal shall be divided among or borne by the parties in the ratio of one-third to Idaho and two-thirds to PacifiCorp.
15.3    The foregoing shall not be applicable under any circumstances or in any manner to sale or disposal of electric energy.
16.    INSURANCE:
16.1    The parties shall procure prior to completion of Unit No. 1 and thereafter maintain in effect at all times hereinafter provided, to the extent available, at reasonable cost and in accord with standards prevailing in the utility industry for projects of similar size and nature, adequate insurance coverage for the operation and maintenance of the Project with responsible insurers, with each party as a named assured and with losses payable to the respective parties for their benefit as their respective interests may appear to protect and insure against: (i) Workmen's Compensation and Employer's Liability, (ii) public liability for bodily injury and property damage, (iii) all risks of physical damage to property or equipment, including transportation and installation perils, and (iv) such other insurance as the parties deem necessary, with reasonable limits and subject to appropriate exclusions and deductibles.

16.2    The premium costs for such insurance coverages shall be an Operating Expense of the Project.
17.    OBSERVATION:
17.1    Authorized representatives of the parties shall be authorized to visit the Project at any time to observe and study its operation, and to examine and copy all records and papers maintained by Operator with respect to the ownership, operation and maintenance of the Project.
18.    LICENSES AND PERMITS:
18.1    Upon the expiration of any licenses or permits required for the operation of the Project, or should any additional or further licenses or permits be required, the parties agree to file timely applications for a new or further license or permit, as the case may be, to be held as tenants in common in the undivided interests set forth hereinabove.

PART II
1.    LIABILITIES:
Any loss, cost, liability, damage and expense to the parties or either party resulting from the construction, operation, maintenance, reconstruction or repair of the Project and based upon injury to persons or employees of the parties or others, or other parties, or damage to property including the property of parties or other parties to the extent not covered by collectible insurance shall be chargeable to Construction Cost or Operating Expenses as may be appropriate.
2.    DEFAULTS:
(a) Each party hereby agrees that it will make all payments and perform all other obligations by it to be made or performed pursuant to all of the terms, covenants and conditions contained in the Project Agreements and that a default by a party of any of terms, covenants and conditions contained in any of the Project Agreements shall be an act of default under this Agreement.
(b) In the event a party shall dispute an asserted default by it, then such party shall make payment of any sums in dispute or perform the obligation in dispute but may do so under protest. Such protest shall be in writing and shall specify the reasons upon which the protest is based and shall be mailed to the other party. Upon settlement of such dispute by the parties, by arbitration, or by a court of competent jurisdiction, as the case may be, then appropriate adjustments shall be made.
3.    UNCONTROLLABLE FORCES:
No party shall be considered to be in default in the performance of any of the obligations hereunder, other than obligations of the parties to pay costs and expenses, if failure of performance shall be due to uncontrollable forces. The term "uncontrollable forces" shall mean any cause beyond the control of the party affected and which, by the exercise of reasonable diligence, the party is unable to overcome, and shall include, but not be limited to an act of God, fire, flood, explosion, strike, sabotage, an act of the public enemy, civil or military authority, including court orders, injunctions, and orders of government agencies with proper jurisdiction prohibiting acts necessary to performance hereunder or permitting any such act only subject to unreasonable conditions, insurrection or riot, an act of the elements, failure of equipment, or inability to obtain or ship materials or equipment because of the effect of similar causes on suppliers or carriers. Nothing contained herein shall be construed so as to require a party to settle any strike or labor dispute in which it may be involved. A party rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch.
4.    TRANSFER AND ASSIGNMENTS: SECURED INTERESTS:
This Agreement, the undivided interest of a party in the Project, and the property, real or personal, related thereto may be transferred and assigned as follows but not otherwise:
(a)    To any mortgagee, trustee, or secured party, as security for bonds or other indebtedness of such party, present or future, and such mortgagee, trustee or secured party may realize upon such security in foreclosure or other suitable proceedings, and succeed to all right, title and interest of such party. Anything herein to the contrary not withstanding, any such mortgagee, trustee or secured party may sell the undivided interest obtained upon such foreclosure or other suitable proceedings to any person.
(b)    To any corporation or other entity acquiring all or substantially all the property of the party making the transfer.

(c)    To any corporation or entity into which or with which the party making the transfer may be merged or consolidated.
(d)    To any corporation or entity, the stock or ownership of which is wholly owned by the party making the transfer.
(e)    To any other person where the other party consents to such transfer in advance in writing.
(f)    No transfer or assignment may be made except under Section 4(a) Part II unless simultaneously the party's interests in all other Project Agreements are similarly transferred or assigned to the same person or persons, and such person or persons have assumed all the duties and obligations of the party transferring or assigning under this Agreement and under all other Project Agreements.
(g)    Transfers or assignments shall not relieve a party of any obligation hereunder, except to the extent agreed in writing by the other party.
5.    COVENANTS RUNNING WITH THE LAND:
All of the respective covenants and agreements set forth herein shall bind and shall be and become the respective obligations of each party, its successors and assigns, and shall be obligations running with each of such party's rights, titles and interests in the Project and with all of the rights, titles and interests of each such party in, to and under the Project Agreements and with the rights, titles and interest in and to all real property and real property rights and personal property and personal property rights. It is the specific intention of this provision that all of such covenants, conditions and obligations shall be binding upon any party which acquires any of the rights, titles and interests of either party in the Project or in, to and under the Project Agreements.

6.    OBLIGATIONS ARE SEVERAL:
The duties, obligations and liabilities of the parties hereunder are intended to be several and not joint or collective and neither of the parties shall be jointly or severally liable for the acts, omissions or obligations of the other. Nothing herein contained shall be construed to create an association, joint venture, partnership, or impose a partnership duty, obligation or liability, on or with regard to either of the parties. No party shall have right or power to bind the other party without its express, written consent, except as expressly provided in this Agreement.
7.    SUCCESSORS AND ASSIGNS:
Subject to the restrictions on transfer and assignment herein provided, all of the respective covenants and obligations of each of the parties shall be and become the respective obligations of the successors and assigns of each such party and shall be obligations running with the respective party's rights, titles and interests in the Project. It is the specific intention of this provision that all such covenants and obligations shall be binding upon any party which acquires any of the right, title and interest of either of the parties in the Project.
8.    ARBITRATION:
Any dispute arising between the parties involving any of the terms, convenants and conditions of this Agreement shall be subject to arbitration in accordance with the following procedure.
The party demanding arbitration shall give to the other party notice in writing of such demand. The parties shall meet within ten (10) days thereafter to select an arbitrator by mutual agreement. In the event the parties cannot agree upon such arbitrator, the Judge or any judge, if more than one, of the District Court of the United States for the State of Wyoming or such tribunal as may at the time be the successor of such Court, may, upon request of any party, appoint the arbitrator who shall be an individual of national reputation having demonstrated expertise in the field of the matter or item to be arbitrated. If pending any arbitration under this Agreement, the arbitrator, or successor or substitute arbitrator, shall die or for any reason be unable or unwilling to act, his successor shall be appointed as he was appointed, and such successor or substitute arbitrator, as to all matters then pending, shall act the same as if he had been originally appointed as an arbitrator. The award of the arbitrator so chosen shall be final and binding upon all parties, and if necessary and appropriate in the premises, the arbitrator may make an order requiring specific performance of any of the terms and conditions of said award. Each party shall bear the expense of preparing and presenting its own case, and the expense of the arbitrator shall be equitably divided between the parties by the arbitrator.
9.    APPLICABLE LAWS AND REGULATIONS:
The parties in their performance of their obligations hereunder shall conform to all applicable laws, rules and regulations and, to the extent that their operations may be subject to the jurisdiction of state or federal regulatory agencies, subject to the terms of valid and applicable orders of any such agencies. This Agreement shall be subject to the laws of the State of Wyoming. This Agreement is subject to the approval of any state or federal regulatory agency having jurisdiction thereof.
10.    NOTICES:
Any notice, demand or request provided for in this Agreement served, given or made in connection therewith shall be deemed properly served, given or made if sent by registered or certified mail, postage prepaid, addressed to the party at its principal place of business to the attention of the president or chief executive officer of PacifiCorp or Idaho. A party may at any time, and from time to time, change its designation of the person to whom notice shall be given by written notice to the other party as hereinabove provided.
11.    ADDITIONAL DOCUMENTS:
Each party, upon request by the other party, shall make, execute and deliver any and all documents reasonably required to implement the terms of this Agreement.
12.    EFFECTIVENESS OF THIS AGREEMENT
This Agreement, including the Parties’ rights and obligations hereunder, shall become effective, if at all, on the Closing Date as set out in the Joint Purchase and Sale Agreement (“JPSA”) between the Parties and dated October 24, 2014. For the avoidance of doubt, no aspect of this Agreement, other than this Section 12, shall have any effect unless and until the Closing Date occurs. If the Closing Date does not occur and the JPSA is terminated, this Agreement, including this Section 12, shall become void ab initio.
13.    ENTIRE AGREEMENT
This Agreement, together with Exhibits hereto, embody the entire agreement and understanding of the Parties in respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in several counterparts.

IDAHO POWER COMPANY

By: /s/ Lisa Grow

Name:	Lisa Grow
Title: SVP Power Supply

PACIFICORP

By: /s/ Rick Vail
Name: Rick Vail
Title: VP - Transmission

EXHIBIT A

AMENDMENT TO AGREEMENTS FOR THE OPERATION AND
OWNERSHIP OF THE JIM BRIDGER PROJECT
The parties to this agreement are PACIFIC POWER & LIGHT COMPANY, a Maine corporation (“Pacific”), and IDAHO POWER COMPANY, a Maine corporation (“Idaho”).
RECITALS
1.As of September 22, 1969, Pacific and Idaho executed an “Agreement for the Operation of the Jim Bridger Project” (“Operation Agreement”) and an “Agreement for the Ownership of the Jim Bridger Project” (“Ownership Agreement”).
2.Pursuant to the Operation and Ownership Agreements Pacific and Idaho contemplated the joint operation and ownership of coal properties to supply coal for Units Nos. 1, 2 and 3 of the Jim Bridger Project. Pacific and Idaho have determined that these properties will be operated and owned by a joint venture consisting of wholly owned subsidiary corporations of Pacific and Idaho.
3.Subsection 5.1 of the Ownership Agreement contemplated the assignment to Idaho of a one-third undivided interest in the coal in an area sufficient to provide the necessary coal for Units Nos. 1, 2 and 3 of the Jim Bridger Project. Under Subsections 5.3 and 5.5 of the Ownership Agreement, the parties contemplated that if Idaho so desired, additional coal for additional units would be made available to Idaho.
4.Idaho and Pacific have tentatively determined that Idaho will desire coal for a generator to be constructed after completion of Unit No. 3 of the Jim Bridger Project and Pacific desires to make available to Idaho, on a reasonable basis, sufficient coal reserves to provide Idaho with an assured coal supply.
5.The parties have determined that various provisions of the Operation and Ownership Agreements will not be applicable if the coal properties are to be operated by a joint venture consisting of wholly owned subsidiaries of Pacific and Idaho.
AGREEMENT
In consideration of their mutual promises, the parties agree as follows:
1.The following provisions of the Operation and Ownership Agreements are hereby terminated, rescinded and of no further force and effect as of September 22, 1969:

Operation Agreement
(a)Subsection 3.1 is amended by deleting “the portion of the area covered by the coal leases in which Idaho and Pacific hold undivided interests pursuant to Section 5 of the Ownership Agreement” and “the Coal Supply System”.
(b)Subsection 3.3 is amended by deleting “the Coal Supply System”.
(c)Subsection 3.7 is deleted.
(d)Subsection 5.1 (d) is amended by substitution for this subsection the words “Costs of coal”.
(e)Subsection 5.1(k) is deleted.
(f)Subsection 5.2 is deleted.
(g)Subsection 6.1 (a) is amended to delete “Excluding variable coal mining operating expenses”.
(h)Subsection 6.1 (b) is deleted.
(i)Subsection 6.1 (c) is amended by deleting parts (ii) and (iii).
(j)Subsection 7.1 is deleted.
(k)Section 8 is deleted.

Ownership Agreement
(a)    Subsection 3.1 is amended by deleting “the portion of the area covered by the coal leases in which Idaho and Pacific hold undivided interests pursuant to Section 5 of this Agreement” and “the Coal Supply System”.
(b)    Subsection 3.3 is amended by deleting “Coal Supply System”.
(c)    Subsection 3.4 is deleted.
(d)    Subsection 3.7 is deleted.
(e)    Subsection 3.10 is deleted.
(f)    Subsection 4.2 is amended by deleting “(excluding undivided interests in the coal covered by the Coal Leases provided by Section 5)”.
(g)    Section 5 and its parts are deleted.

(h)    Subsection 6.1 is amended by deleting wherever used the parenthetical phrase “(excluding the Coal Mine)”.
(i)    Subsection 8.1 is amended by deleting “(excluding the coal mine)”.
2.Pacific agrees to cause the incorporation of a wholly owned subsidiary, Pacific Minerals, Inc., a Wyoming corporation (“Minerals”), and Idaho agrees to cause the incorporation of a wholly owned subsidiary, Idaho Energy Resources Co. a Wyoming corporation (“Resources”). Pacific and Idaho agree that these two corporations will enter into a joint venture to provide coal for the Jim Bridger Project.
3.Pacific shall retain the consideration of $390,000 previously paid to it under Subsection 5.2 of the Ownership Agreement as a bonus paid.
4.Pacific hereby assigns, subleases and transfers to Idaho, and agrees to cause the assignment, sublease or transfer of, a one-third undivided interest in the Jim Bridger Coal Leases defined in Subsection 3.4 of the Ownership Agreement (the “Coal Leases”). The parties shall make suitable joint or separate applications and will otherwise cooperate in securing approval of the sublease by the Department of the Interior of the one-third undivided interest in the federal coal leases referred to in said Subsection 3.4, and approval of the sublease or by the State of Wyoming of the one-third undivided interest in the Wyoming lease referred to in said Subsection 3.4.
5.As consideration for the above transfer, Idaho agrees to and hereby assumes and agrees to perform each and all of the obligations and covenants of Pacific pursuant to the terms of the coal leases, up to its interest therein created hereby, including the obligation to pay one-third of all minimum, advance and production royalties pertaining to said coal leases, when and as the same shall become due under the terms thereof. In addition, Idaho shall pay to Pacific overriding production royalties as follows:
(a)With respect to each ton of coal mined from the federal leases, two-and-two-thirds cents (2-2/3¢) per ton; and
(b)With respect to each ton of coal mined from the Union Pacific and Wyoming leases, four cents (4¢) per ton.

All said overriding royalties to be paid Pacific shall be paid on or before sixty (60) days from the date of sale of coal to which said overriding royalties pertain.
6.As advance prepaid royalties, Idaho shall pay to Pacific (a) on or before March 1, 1974, the sum of $3,410,000; (b) within 90 days after Idaho shall have notified Pacific by mail of its desire to utilize additional coal tonnage to provide fuel to generating facilities to be owned by Idaho in addition to Units Nos. 1, 2 and 3 of the Jim Bridger Project, the sum derived by multiplying one-third of the total remaining recoverable coal reserves of the Bridger Coal Field expressed in tons (which reserves shall be calculated in accordance with an acceptable modified mining plan developed at or about the time of Idaho's notice to Pacific, after taking into account such reserves as must be dedicated to insure full compliance with all prior coal sales agreements to provide coal from the Bridger Coal Field to said Units Nos. 1, 2 and 3) by 10 cents per ton. Such amounts shall be used as credits annually by Idaho up to the full amount thereof against all overriding production royalties payable by Idaho to Pacific under paragraph 5 above.
7.Pacific agrees that Idaho shall have the right to assign, sublease and transfer to Resources, which shall have the same right to assign, sublease and transfer to the joint venture of Minerals and Resources the one-third undivided interest in the Jim Bridger Coal Leases described in Section 4 of this Agreement in return for assumption of obligations and payments by the joint venture to Resources and by Resources to Idaho of all royalties described in Section 5 of this Agreement, including overriding royalties in the amounts set forth in (a) and (b) of such section.
8.Pacific and Idaho agree that the aggregate over-riding royalties payable by the joint venture of Minerals and Resources to Pacific shall not exceed eight cents (8¢) per ton of coal mined from the federal leases and twelve cents (12¢) per ton of coal mined from the Union Pacific and Wyoming leases; provided, however, that nothing herein shall obligate the joint venture, Minerals or Pacific to reimburse Idaho, Resources, or the venture for any advance prepaid royalties previously paid to Pacific.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreements for the Operation and Ownership of the Jim Bridger Project this 1st day of February, 1974.

PACIFIC POWER & LIGHT COMPANY

By: /s/ Don C. Fisbee
Chairman of the Board

ATTEST:

/s/ George D. Rives
Assistant Secretary

IDAHO POWER COMPANY

By: /s/ Albert Carlson
President

ATTEST:

/s/ James E. Bruce
Secretary

EXHIBIT B

O&M Agreement

700 N.E. Multnomah St. Portland, Oregon 97232-4116 (503) (503) 731-2157 FAX (503) 731-2027
PACIFICORP
February 16, 1994
Jan Packwood, Vice President
Idaho Power Company
P.O. Box 70
Boise, Idaho 83707

Dear Mr. Packwood:
The source for auxiliary power, station service and service to the Jim Bridger Mine has previously been provided for via a 34.5 tertiary winding of the 345/230 kV station transformers, through a 34.5 isolation transformer. Serving these 34.5 kV loads in this method has recently caused the loss of the 34.5 kV isolation transformer and one of the two 345/230 kV transformers as a result of faults on the 34.5 kV system.
PacifiCorp and Idaho Power personnel have discussed a proposal to install a 230/34.5 kV, 75 MVA transformer in the Jim Bridger Plant switchyard to reduce risk to the Jim Bridger Plant and to provide better service for the 34.5 kV loads. From those discussions, it has been determined that approximately one half of the proposed transformer's capacity is adequate to serve the Jim Bridger Plant requirements.
The estimated total cost to install the transformer and associated metering, relaying and communications is $2,759,548. A copy of the ER for the transformer installation is attached. The installation of the transformer and associated equipment is currently underway with an anticipated in-service date of March 15, 1994.
Pursuant to the Jim Bridger Ownership and Operation Agreement, cost at the Jim Bridger switchyard are to be shared on a basis of two-thirds (2/3) PacifiCorp, one-third (1/3) Idaho Power. However, in that only fifty percent (50%) of the transformer's capacity is required for plant use, the Parties have agreed that Idaho Power's share of the cost would be one-sixth of the total cost of the installation. In addition, Idaho Power's contribution to the operation and maintenance expenses for the transformer and related 34.5 kV facilities shall be one-sixth of the actual operation and maintenance expense of the transformer and associated34.5 kV facilities.

Jan Packwood, Vice President
Idaho Power Company

February 16, 1994

If Idaho Power agrees with the above, please sign in the space provided below and return one fully executed original of this Letter Agreement to PacifiCorp.
Sincerely,
/s/ Dennis P. Steinberg

Idaho Power Company
By:    /s/ J. B. Packwood
Title:    Vice President

SENT BY: PP&L : 1-28-94 : 11:05AM : CASPER POWER- POWER SYSTEMS:# 2

[redacted]

TITLE: JIM BRIDGER

Substation : Install 230/34.5 kV [illegible] Transformer

[illegible]	Location # [illegible]	Capital [illegible] / O&M [illegible] / Other	Budget Function [illegible]	Work Order / Project / Subsidiary
Function Group [illegible] / Product Type [illegible]	Effective Date	Target Date [illegible]/92	Cust. Request Date	Superior Project No.

DESCRIPTION, PURPOSE & NECESSITY:

Install a 230/34.5 kV, 45/60/75 MVA LTC transformer with a "delta/ground wye" configuration, including associated metering, relaying & communications, by expanding the 230 kV yard.

The Jim Bridger Power Plant is the source to most of the loads in southwest Wyoming. This system is served by two 345/230 kV 200 MVA transformers. These same transformers also supply the only source to auxiliary station service, and the Jim Bridger coal mine. This source is via a 34.5 kV tertiary winding, through a 34.5 kV isolation transformer, which provides a grounded wye system. Unfortunately, serving these 34.5 kV loads off of the Bridger's bulk transformers via the tertiary winding has caused [illegible] problems. In the fall of 1990, one of the 345/230 kV transformers and also the 34.5 kV isolation transformer both failed as a result of faults on the 34.5 kV system. These events jeopardized the whole Bridger Plant operation, for [illegible] weeks, until a spare 230/34.5 kV transformer could be brought in.

To remove this risk to the Jim Bridger Plant and provide better service to the 34.5 kV loads, this CR provides for the installation of a 230/34.5 kV, 75 MVA transformer to be configured "delta/grounded wye" at Jim Bridger Plant. The substation design and the advance ordering of equipment to be done in 1991 and the installation and completion of the project in late 1992.

ORIGINAL

[illegible]

[redacted]

Labor	Material	Purchased Services	Other	Sub-Total	Location/Major Adv. Schedule	[illegible]	[illegible]
$ [illegible]	$ [illegible]	$ [illegible]	$ [illegible]	$ [illegible]	$	$ [illegible]	$ [illegible]

Multi-Year Project: Yes [ ] No [ ] If yes, attach multi-year form. Single Year Construction Quarter: 1 2 3 4

[redacted]

[illegible] COST - ALL YEARS	Direct Cost	Indirect Cost	Total
1 Capital Adds [illegible]	[illegible]	[illegible]	[illegible]
2 Removal Cost [illegible]			
3 Salvage [illegible]			
4 [illegible] Transfers [illegible]			
[redacted]	[illegible]	[illegible]	[illegible]
6 [illegible]			
7 Other [illegible]	[illegible]	[illegible]	[illegible]
[redacted]	[illegible]	[illegible]	[illegible]
9 [illegible]			
10 [illegible]			
11 [illegible]			
12 [illegible] Expense	[illegible]	[illegible]	[illegible]
[redacted]	[illegible]	[illegible]	[illegible]
14 [illegible]			
15 [illegible]			
16 [illegible]			
17 [illegible] Yes [ ] No [ ] If yes, attach detail			

RECOMMENDATIONS & APPROVALS

	Empl.#	Date
Prepared By: [illegible]	[illegible]	[illegible]/91
Coord. Employee	Empl.#	Date
[illegible]	[illegible]	[illegible]
Recommended By:	Empl.#	Date
[illegible]	[illegible]	[illegible]
[redacted]		
Authorized By:	Empl.#	Date
[illegible]	[illegible]	[illegible]
Completed By:	Empl.#	Date

In-Service Date:

[illegible]

Return Approved Original To: ______

B-3

ATTACHMENT A TO EXHIBIT B

700 N.E. Multnomah St. Portland, Oregon 97232-4116 (503) (503) 731-2157 FAX (503) 731-2027
PACIFICORP Pacific Power Utah Power
May 20, 1994
Lois D. Cashell, Secretary
Federal Energy Regulatory Commission
c/o Dockets Branch, Room 3110
825 N. Capitol Street, N.E.
Washington, D.C. 20426

Re:     Docket No. ER94-1134-000

Dear Ms. Cashell:

PacifiCorp files herewith in accordance with 18 CFR 35 of the Commission's Rules and Regulation, an original and six (6) copies this letter as an amendment to its filing in the docket referenced above.

By letter dated April 4, 1994, PacifiCorp filed with the Commission a Letter Agreement dated February 16, 1994 between PacifiCorp and Idaho Power Company ("Idaho Power"). The Letter Agreement provides for the joint construction and ownership of a new 230/34.5 kV transformer to be installed in the electrical switchyard of the parties' jointly owned Jim Bridger Project. The Letter Agreement also provides for cost sharing of the operation and maintenance costs incurred by PacifiCorp pursuant to the Jim Bridger Ownership and Operation Agreement between the parties.

Attached to the Letter Agreement is PacifiCorp's Expenditure Requisition ("ER") which was prepared to estimate the cost of the installation of the new transformer and related equipment. The ER was prepared in 1991 and the Letter Agreement altered, for this equipment only and for the reasons stated therein, the two-thirds, one-third sharing of costs between PacifiCorp and Idaho Power, respectively, as provided in the Jim Bridger Ownership and Operation Agreement. Pursuant to the Letter Agreement, PacifiCorp and Idaho Power will share the costs of the installed transformer on a five-sixths/one-sixth basis, respectively.

Ownership of Facilities
In response to Commission Staff's comments that the Letter Agreement is somewhat vague in its description of the ownership shares of the facilities, PacifiCorp hereby states that PacifiCorp shall have a five-sixths ownership share and Idaho Power shall have a one-sixth ownership share of the facilities installed pursuant to the Letter Agreement.

Lois D. Cashell, Secretary
May 20, 1994

Operation and Maintenance Charges
PacifiCorp will operate and maintain the 230/34.5/kV transformer as part of its activities associated with the Jim Bridger Project. PacifiCorp's costs incurred for the transformer will be accounted and billed to Idaho Power -- except, in this case, at 16.7% rather than 33.3% -- as part of the Jim Bridger Project. The Letter Agreement provides for cost sharing of PacifiCorp's actual costs of operating and maintaining the facilities to be installed. PacifiCorp's actual costs consist of its direct costs such as labor, materials, transportation and contracted services as well as PacifiCorp's overheads. Such actual costs are for such items including but not limited to wages plus associated overtime, benefits and taxes, materials either purchased or withdrawn from stores, freight expenses, vehicle charges, tool expenses and contract rates or charges for outside services.

Any overheads applied to PacifiCorp's actual direct costs of operation and maintenance of the facilities, and allocated between the parties pursuant to the Letter Agreement, are the same overheads which PacifiCorp applies for operation and maintenance of its own facilities. PacifiCorp will apply no additional or modified overheads to the new facilities because of their partial ownership by Idaho Power.

In accordance with 18 CFR 35.11 of the Commission's Rules and Regulations, PacifiCorp requests a waiver of prior notice such that a rate schedule be assigned to be effective within 60 days of the Commission's receipt of PacifiCorp's initial filing of April 4, 1994. Such waiver, if granted, would have no effect on purchasers under other rate schedules.

Copies of this amended filing have been supplied to the parties shown on the attached distribution list. A draft Notice of Amended Filing is attached to this letter.

Sincerely,
/s/ Jerry D. Miller
Jerry D. Miller, Manager
Power System Services
CP : cc

Attachment

FEDERAL EXPRESS

Distribution List on attached sheet.

Lois D. Cashell, Secretary
May 20, 1994

DISTRIBUTION LIST
Steven Herod, Director
Federal Energy Regulatory Commission
825 North Capitol Street, N.E.
Washington, D.C. 20426

William G. Longenecker, Chief
Electric Rate Filings Branch (ER-12.1)
Federal Energy Regulatory Commission
825 North Capitol Street, N.E.
Washington, D.C. 20426

Stephen D. Pointer
Federal Energy Regulatory Commission
825 North Capitol Street, N.E.
Washington, D.C. 20426

William Warren
Public Utility Commission of Oregon
550 Capital Street, N.E.
Salem, Oregon 97310-1380

Idaho Public Utilities Commission
Statehouse
Boise, Idaho 83720

Jan B. Packwood, Vice President
Idaho Power Company
P.O. Box 70
Boise, Idaho 83707

Jerry D. Miller
Manager, Power System Services
PacifiCorp
920 S.W Sixth Avenue, 424 PSB
Portland, Oregon 97204

Marcus Wood
Stoel Rives Boley Jones & Grey
900 S.W. Fifth Avenue, Suite 2700
Portland, Oregon 97204

ATTACHMENT B TO EXHIBIT B

PACIFICORP TRANSMISSION SYSTEM
ALTERNATIVE O&M AND A&G COSTS

O&M and A&G expense Factors as a percent of installed cost of facilities. (See Page 2)	1.68%
Installed Cost of Facilities per attachment to Letter Agreement.	$1,840,619
Alternative Annual O&M and A&G Charge:
(1/6) x $1,840,619 x 1.68% = $5,154

1993 Transmission O&M and A&G Expense Allocations

Basis: PacifiCorp 1993 FERC Form No.1.

Transmission O&M Expense Factor

Total Transmission O&M Expense [1]	$61,644,494
Transmission of Electricity by Others [2]	($39,072,627)
Net Transmission O&M Expense	$22,571,867
Total Transmission Plant in Service [3]	
Beginning of Year	$1,738,185,000
End of Year	$1,892,345,928
Average Plant in Service	$1,815,265,464

Transmission O&M Expense Factor (as % of Transmission Plant):

$22,571,867 ÷ $1,815,265,464 = **1.24%**

Transmission A&G Expense Factor

Total A&G Expense [4]	$143,191,599
Transmission O&M Wages [5]	$10,012,679
Total O&M Wages w/o A&G [6]	$178,970,727
Total Transmission Plant in Service [3]	
Beginning of Year	$1,738,185,000
End of Year	$1,892,345,928
Average Plant in Service	$1,815,265,464

Transmission A&G Expense Factor (as % of Transmission Plant):

($10,012,679 ÷ $178,970,727) x $143,191,599 = **0.44%**
$1,815,265,464

Total of O&M and A&G Expense Factors **1.68%**

Notes:

[1] 1993 FERC Form 1, Page 321, Line 99
[2] 1993 FERC Form 1, Page 321, Line 87
[3] 1993 FERC Form 1, Page 206-7, Line 53
[4] 1993 FERC Form 1, Page 323, Line 167
[5] 1993 FERC Form 1, Page 354, Line 19
[6] 1993 FERC Form 1, Page 354, Line 25 minus Line 24

PACIFICORP RATE SCHEDULE FERC NO. ____
RATE SHEET FOR OPERATION AND MAINTENANCE CHARGES
PURSUANT TO THE
LETTER AGREEMENT
DATED FEBRUARY 16, 1994 BETWEEN
IDAHO POWER COMPANY AND PACIFICORP
PacifiCorp shall charge Idaho Power Company one-sixth of its actual costs of operation and maintenance of the facilities installed pursuant to the Letter Agreement. PacifiCorp’s actual costs plus PacifiCorp’s standard overheads.
PacifiCorp shall maintain a record of the charges to Idaho Power Company pursuant to the Letter Agreement. Upon termination of this rate schedule, PacifiCorp shall tender with the Federal Energy Regulatory Commission a compliance filing illustrating that the then-present value of the cumulative amounts charged to Idaho Power Company do not exceed the then-present value of the cumulative amounts calculated by applying the sum of PacifiCorp’s annual transmission system operation and Maintenance and Administrative and General expense factors, as defined below, to one-sixth of the installed cost (as may be adjusted from time to time by betterments, retirements or replacements) of the facilities installed under the Letter Agreement.
PacifiCorp’s Operating and Maintenance (“O&M”) and Administrative and General (“A&G”) expense factors for any calendar year shall be calculated as follows based upon PacifiCorp’s FERC Form No. 1 for the previous calendar year.
Operation and Maintenance Expense Factor
O&M Expense Factor=(A-B)/E
Administrative and General Expense Factor
A&G Expense Factor=((G/H)xF)/E
where
A = Total Transmission O&M Expense (Page 321, Line 99)
B = Transmission of Electricity by Others (Page 321, Line 87)
C = Total Transmission Plant in Service, Beginning of Year (Page 206-7, Line 53)
D = Total Transmission Plant in Service, End of Year (Page 206-7, Line 53)
E = Average Transmission Plant in service = (C + D) / 2
F = Total A&G Expense (Page 323, Line 167)
G = Transmission O&M Wages (Page 354, Line 19)
H = Total O&M Wages without A&G (Page 354, Line 25 minus Line 24)

EXHIBIT C
Letter Agreement

PACIFICORP

ONE UTAH CENTER
201 SOUTH MAIN SUITE 600 SALT LAKE CITY, UTAH 84140-0006

June 8, 1993
Mr. Harold Hochhalter
Controller
Idaho Power Company
P. O. Box 70
Boise, Idaho 83707

Mr. William Brauer
Vice President
PacifiCorp
201 South Main St.
Salt Lake City, Utah 84140-0023

Re:    Jim Bridger Plant A&G Letter of Intent
Gentlemen:
This letter memorializes the intent of the following Parties: PacifiCorp and Idaho Power Company (collectively, the “Parties”). This letter interprets section 5.1(i) of the Operation Agreement of the Jim Bridger Project, executed September 22, 1969 (the “Operating Agreement”) and sets forth an agreed upon method and process of determining administrative, accounting and general (“A&G”) expenses under the Operating Agreement for the years 1991, 1992, 1993 and 1994. This letter of intent also allows the parties to negotiate a fixed dollar amount for A&G expenses after 1994 upon mutual agreement.
Background
The amounts to be reimbursed pursuant to section 5.1(i) of the Operating Agreement are intended to allow PacifiCorp to charge and recover A&G expenses for the Jim Bridger Power Plant as defined in the Operating Agreement. The Parties desire to resolve questions regarding the A&G expense percentage calculation for the period addressed herein and to simplify the process for determining A&G expenses pursuant to section 5.1(i).
An interim agreement between the Parties was executed on January 29, 1990, wherein the Parties agreed to a fixed A&G percentage for a period of four years to allow for the organizational and accounting systems changes resulting from the merger and expansion of Pacific Power & Light Company into what is now known as PacifiCorp.
The Parties agreed in the interim A&G agreement to put forth their best efforts to develop a new A&G methodology.
The Parties agree to the following provisions to establish A&G amounts for the years addressed. These following provisions shall supersede any previous methods used in calculating the A&G expenses under the Operating Agreement for the years 1991, 1992, 1993 and 1994.
Provisions

1.	The amount of A&G expense due PacifiCorp from Idaho Power for the year 1991 will be settled at $2,085,000.00 (Two million eighty-five thousand dollars).

2.
The amount of A&G to be paid by Idaho Power Company in each year of a three multiple-year period beginning January 1, 1992 and ending December 31, 1994 shall be $2,050,000.00 (Two million fifty thousand dollars) payable in equal monthly installments.

3.
The A&G amount to be reimbursed to PacifiCorp under this letter of intent will be re-evaluated at the beginning of the last year of each multiple-year period. The Parties shall also agree to the number of consecutive years to be included in each multiple-year period. In the absence of such agreement, the A&G amount for the previous multiple-year period shall remain in effect until an agreement can be reached. Once an agreement is reached, the A&G amount shall become retroactive to the first day of the new multiple-year period for which it was calculated. No interest shall apply to the retroactive amount. If agreement is not reached, then the A&G calculation will be determined again by the previous method of calculating a percentage ratio of A&G to O&M.

4.
The Parties recognize that significant variation of actual operations and maintenance costs compared to the fixed A&G amount may occur. The Parties may review A&G costs and determine to make an adjustment to the fixed A&G amount for a particular year. Such an adjustment for one year will have no effect on the need for an adjustment in any prior year, but may indicate the need as determined by the Parties for an adjustment of the fixed A&G amount in future years of a multiple-year period.

The process in this letter shall become effective upon execution by both Parties.

PacifiCorp	Idaho Power Company

By: /s/ William Brauer	By: /s/ Harold Hochhalter

Title: V.P.____________	Title: Controller_______

Date signed: June 21, 1993	Date signed: 6/11/93

Please sign under your designated section and return this letter of intent to PacifiCorp,
Attention: Mr. Patrick W. Henderson, 201 South Main - Suite 600, Salt Lake City, Utah
84140-0006. A copy of this letter with signatures will be forwarded to you as soon as possible.

Sincerely,

/s/ Jerry M. Jones

Jerry M. Jones
Director of Property Accounting

JMJ/data/PAD - JMJ2/93-JMJ40.W52

Idaho Power Company
PacifiCorp
Jim Bridger Joint Plant
Transmission System

Goshen
Substation
(PacifiCorp's)
Idaho Power's
345 kV
Bridger-Goshen
PacifiCorp's
345 kV
Goshen - Kinport *
PacifiCorp's
345 kV
Bridger - Kinport
Kinport
Substation
(Idaho Power's)
Idaho Power's
345 kV
System Transmission
345 kV
Substation
Borah
Substation
(Idaho Power's)
PacifiCorp's
345 kV
Bridger - Borah
G
G
G
G
Jim
Bridger
Project
2080 MW
Idaho
Utah
Wyoming

* Goshen - Kinport 345 kV line
Service provided to Idaho pursuant to
PacifiCorp Rate Schedule No. 293

CLA
10/26/93

EXHIBIT D
Summary of Overhead Costs
Development of PacifiCorp Overheads
PacifiCorp’s accounting and payroll departments determine the overhead rates that will be uniformly applied to all direct labor and material costs associated with work performed by PacifiCorp personnel. PacifiCorp’s accounting and payroll departments are administratively separate from those departments which negotiate, administer and invoice Federal Energy Regulatory Commission (“FERC”) jurisdictional contracts with other entities and, therefore, the department which prepares the overhead rates does not have any knowledge as to which projects the overhead rates will be applied. PacifiCorp’s accounting and payroll personnel do not prepare separate overhead rates for work performed for other parties and overhead rates charged to other parties do not include any markup or premiums over those rates PacifiCorp would charge to its own projects and facilities. PacifiCorp’s overhead rates are determined at the beginning of each year and are based on previous year actual costs adjusted for inflation and other forecasted adjustments anticipated for the coming year. The projected overhead rates are utilized to determine budgeted overhead dollars for the coming year which are assigned to clearing accounts that are then charged to projects as direct labor and material costs are incurred during the year. The overhead rates and clearing accounts are adjusted either monthly or quarterly using year-to-date actual and remaining year forecasted expenses with the goal of zeroing out the clearing accounts by year end. The overhead rates are determined in accordance with internal accounting procedures standard to the utility industry which follow FERC accounting procedures. PacifiCorp’s overhead rates and supporting data are subject to internal audit, and in the case of work performed for others, outside audits and review by both state and federal regulatory agencies.

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EXHIBIT E
This Use-of-Facilities Agreement entered into as of this __1st___ day of _January_, 1980 by and between IDAHO POWER COMPANY, a Corporation of the State of Maine (hereinafter called "Idaho") and PACIFIC POWER & LIGHT COMPANY, a Corporation of the State of Maine (hereinafter called "Pacific").
WITNESSETH
WHEREAS Idaho desires to transfer station service power and energy from the Jim Bridger Project to Bridger Pump Substation, and
WHEREAS Pacific agrees to provide such transfer service for Idaho on the terms herein stated;
Now, therefore, it is mutually agreed by the parties as follows:
1.    Effective Date and Term.

This agreement shall be effective as of 0000 hours on January 1, 1980 and shall continue until the earlier of (a) the termination of the Agreement for the Ownership of the Jim Bridger Project between Idaho Power Company and Pacific Power & Light Company dated September 22, 1969 or (b) the date specified by either party in a 12 month's prior written notice to the other.
2.    Use-of-Facilities Charges.

The use-of-facilities charge is one thousand and three hundred and fifty seven dollars ($1357) per month for the transmission system facilities in-volved hereunder. Pacific may at anytime and at least once every two years, update this charge to reflect prior years' maximum demands, and system changes, if any.
3.    a)    Energy Settlement.

Idaho shall return to Pacific a total of 84,263 megawatt-hours of energy supplied by Pacific for the period January 1, 1974, to July 31, 1980. This energy shall be returned at a rate of four megawatt-hours per hour (4mwh/h)

beginning 0100 August 1, 1980, Mountain Advanced Standard Time, at points of interconnection between the parties as determined by Idaho until all energy is re-turned.

b)    Use-of-Facilities Settlement.

Upon execution of this Agreement, Idaho shall pay to Pacific a total of $160,662 for the use of transmission facilities in transferring the power and energy for the period January 1, 1974, through 12:00 p.m., December 31, 1979, the receipt of which is hereby acknowledged.

4.    Transmission of Power and Energy.

a)
Subject to Section 4(b) Pacific shall transfer, for Idaho, all power and energy over its trans-mission system from the Jim Bridger Project to Bridger Pump Substation necessary to serve Idaho's share of the water pumping load requirements necessary for the operation of the Jim Bridger Project.

b)	Nothing in this Agreement, either directly or indirectly, shall require Pacific to add facilities to accommodate Idaho.

5.    Payment for Transmission of Power and Energy.

Pacific will invoice Idaho, at its principal place of business for use of transmission facilities for service hereunder each month in accordance with Section 2 above. Idaho shall pay Pacific, at its principal place of business within ten (10) days of receipt of said invoice.
6.    Uncontrollable Forces.

No party shall be considered to be in default in the performance of any of the obligations hereunder, other than obligations of the parties to pay costs and expenses, if failure of performance shall be due to uncontrollable forces. The term "uncontrollable forces" shall mean any cause beyond the control of the party affected and which, by the exercise of reasonable diligence, the party is unable to over-come, and shall include, but not be limited to an act of God, fire, flood, explosion, strike, sabotage, an act of the public enemy, civil or military au-thority, including court orders, injunctions, and orders of government agencies with proper juris-diction prohibiting acts necessary to performance hereunder or permitting any such act only subject to unreasonable conditions, insurrection or riot, an act of the elements, failure of equipment, or inability to obtain or ship materials or equipment because of the effect of similar causes on suppliers or carriers. Nothing contained herein shall be construed so as to require a party to settle any strike or labor dispute in which it may be involved. A party rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch.
7.    Regulatory Authority.

The rates, terms and provisions hereof are and shall be subject at all times to the lawful order of the regulatory authority or governmental agency having jurisdiction.
8.    Rate Change.

Nothing contained herein shall be construed as affecting in any way the right of any party furn-ishing or receiving service under this rate schedule to unilaterally make application to the Federal Energy Regulatory Commission for a change in rates under Section 205 of the Federal Power Act and pursuant to the Commission's Rules and Regulations promulgated thereunder.
9.    Successors and Assigns.

The Agreement and all the terms and provisions hereof shall be binding upon and insure to the benefit of the respective successors and assigns of the parties hereto.
10.    Limitation of Liability.

In no event shall Pacific be liable to Idaho for any damages in excess of the charge for transferring power and energy hereunder including but not limited to incidential or consequential damages and arising from whatever cause, including but not limited to contract, warranty, strict liability or partial negligence of Pacific.
11.    Amendment.

Except as provided in Section 2, this Agreement may not be modified without the written consent of both parties.
In Witness Whereof, the parties hereto have executed this Agreement.

PACIFIC POWER & LIGHT COMPANY By /s/ R. B. Lisbakken Vice President
IDAHO POWER COMPANY By /s/ C. E. Bissell Title Vice President

EXHIBIT F

Idaho Power Company
P.O. Box 70
Boise, Idaho 83707

February 28, 2005
Mr. Bob Arambel
Managing Director
Jim Bridger Power Plant
PO Box 158
Point of Rocks, Wyoming 82942
Dear Bob:
For Sarbanes-Oxley Act (SOX) compliance purposes, last fall Idaho Power Company introduced its plans to use budget versus actual variance analysis as a key control of our jointly-owned thermal plant activities. The enclosed document provides specific procedures, metrics and thresholds we are expecting to use.
Cooperation and effective, timely communication are critical for this control to succeed. Please identify our point person for information. He/she should be able to address both ‘plant’ and ‘corporate’ transactions and issues. This person will be expected to answer questions about variances and notify us of anticipated changes, as defined in the enclosed document. If different people handle capital and O&M, please identify both. Idaho Power Company’s contact people are John Carstensen for capital, and Kent Christensen for O&M.
With our plan, budgets and variance analysis serve as surrogate controls for more conventional and onerous control methods, such as extensive on-site auditing of PacifiCorp’s internal systems, controls and detailed transactions. Working together we should be able to use the simpler process.
December 2004 activities provide an example of how the simpler process could fail. Significant unbudgeted charges for overtime labor and materials were incurred at Bridger but not communicated to Idaho Power Company in time to make a December accrual. Instead, the December projection (estimate) provided at the September Owners meeting was booked. Two consequences of this situation are: booking an estimate that misstates the Company’s financial position, which is a financial reporting problem; and creating a large budget variance that is only identified after the fact, which is evidence of a weak control. Admittedly, this example comes from the time when we are getting started with new processes. It has value, however, illustrating how important it is for Idaho Power Company to be informed of, and in certain cases pre-approve, deviations from budgeted activities.
We want to continue our productive relationship with PacifiCorp and not get into the daily details of operating Bridger. We recognize that timing differences between when activities are planned (budgeted) and when they are accomplished can occur. Substituting projects happens as well. It is necessary, though, for Idaho Power Company to be fully informed of variances from plans and budgets. Comprehensive variance explanations are needed. If variances are anticipated to be significant, we need to know in advance. Anticipated variances that will cause changes to the budget need to be approved by Idaho Power Company in advance. The enclosed document provides variance thresholds that we believe will maintain PacifiCorp’s operating decision flexibility, satisfy Idaho Power Company’s need to be informed and exercise-appropriate oversight.
We are looking forward to establishing an effective procedure with the person you name as our contact. Please do not hesitate to call if you have questions about our plans and expectations.

Sincerely,

/s/ Dave Bean	/s/ Darwin Pugmire
Dave Bean Controller Power Supply	Darwin Pugmire General Manager Power Production

Enc

cc:	Jon Christensen
John Rauch

JOINT OWNERSHIP FINANCIAL CONTROL PROCEDURES
2-15-2005
Revised 10-8-2005

Point Person
Each partner will identify a point person who will be responsible for providing notifications, information, and reports. This person will be responsible to answer questions about variances or facilitate the process to obtain answers from others. If O&M and Capital duties are split between two people, both will be identified. The person will be able to address plant and corporate perspectives, issues, and transactions. PacifiCorp will make every reasonable effort to respond to the requests outlined in this procedure, however in the event of a dispute the terms of the ownership agreement will apply.
Budgets
Due on or before October 1
Annual budgets will be developed and agreed upon in writing. Budgets will be based on a calendar year (January - December) and will be structured with monthly information. Budget information will be in sufficient detail to support effective variance analysis described in the Reports section.
Reports
Due on or before the 20th of the following month
O&M
Actual vs. Budget Report. In any month where the actual expense varies from the agreed upon budget amount by plus or minus 10%, a report explaining the variance needs to be provided. This report should address the total amount as billed to Idaho Power, including overheads and costs from departments other than the power plant. This report should also include reasons for the variances, not just a listing of the areas or types of expenses that have caused the variances. Timing issues or project substitutions should be identified.
Capital
Actual vs. Budget Report. A total monthly variance greater than 10% of the agreed upon budget needs to be explained by project to account for total variance. This report should address the total amount as billed to Idaho Power, including overheads and costs from departments other than the power plant. Explanations need to be of sufficient detail to accurately describe the variance cause and changes in forecast. Timing issues or project substitutions should be identified.
Reforecast of Capital Projects Report. A report of capital project reforecast amounts, by month and including year-end totals, needs to be provided. This report should address the total amount as billed to Idaho Power, including overheads and costs from departments in addition to the power plant.

Notifications and Approvals
Due when identified
If the year-end O&M forecast is greater than the yearly O&M budget by more than $500,000 (Idaho Power share), it will be reviewed and agreed upon in writing.
If the year-end O&M forecast is less than the yearly O&M budget by more than 10% of the original budget, it will be reviewed and agreed upon in writing.
An anticipated O&M variance greater than $250,000 (Idaho Power share), even though it will not result in an increase to the annual budget, should be communicated via email as soon as identified. The variance explanation will be included in the Actual vs. Budget Report, subsequently.
If the capital forecast is greater than the capital budget by more than $100,000 (Idaho Power share), it will be reviewed and agreed upon in writing.
At anytime an individual capital project with a value greater than $1 million (current budget year, 100% partnership) is expected to exceed the current year original budget by 20% it will be reviewed and agreed upon in writing prior to starting or continuing.
All new/unbudgeted individual capital projects larger than $1,000,000 (100% partnership) will be reviewed and agreed upon in writing prior to starting the project.
In situations where an expedited authorization is needed, email will be acceptable.
Procedure Modification
These procedures may be reviewed periodically and modified as necessary by mutual consent.

/s/ Darwin Pugmire	/s/ Bob Arambel
Darwin Pugmire General Manager Power Production Idaho Power Co.	Bob Arambel Managing Director Jim Bridger Power Plant

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